IMPORTANT NOTICE
- CONCERNING PACO’S $0.53 PER BAC OFFER -
PLEASE READ
December 11, 2007
Dear BAC holder:
     As you are aware, a bidder has made an offer to purchase Series 19 Beneficial Assignee Certificates (“BACs”) which evidence the beneficial interest of an assignee in the Series 19 limited partnership interests of Boston Capital Tax Credit Fund III L.P., a Delaware limited partnership (the “Partnership”).
     Paco Development, LLC, a Missouri limited liability company, has made an offer (“Paco’s Offer”) to purchase BACs for a cash purchase price of $0.53 per BAC, without interest, upon the terms and conditions set forth in Paco’s offering materials.
     The General Partner is recommending AGAINST tendering BACs in response to Paco’s Offer and believes that BAC holders should carefully consider, with the assistance of their financial advisors, the following factors in making their own decision about whether to accept or reject Paco’s Offer:
♦	You will lose the right to participate in any future distributions, including distributions the General Partner estimates may be between $1.31 and $2.62 per BAC based on preliminary evaluation of the properties within the Series.
The Partnership is in the process of selling its interests in properties in anticipation of winding up its business. BAC holders who tender their BACs will be transferring to Paco their right to receive any future distributions from the Partnership, including distributions the General Partner estimates may be between $1.31 and $2.62 per BAC based on preliminary evaluation of the properties within the Series. While the General Partner believes that the Partnership will make such distributions, there can be no assurance as to the timing, amount or occurrence of any future distributions.
BAC holders who tender their BACs will forego the benefit of any future income and loss allocations from the Partnership with respect to such BACs.
If the BAC holder does not tender BACs and he or she has losses that have not yet been used to offset passive income, these losses would continue to accrue to the BAC holder and therefore would not be released at this time.
♦ The amount offered by Paco may be less than the current trading price of BACs.
Paco’s Offer of $0.53 per BAC is significantly below the current price listed by Advantage Partnership Board, which is $0.85 per BAC, before selling costs, commissions, and adjustments for tax benefits. Advantage Partnership Board is a secondary market firm known to make a market in securities such as the BACs. Selling your BACs through the secondary market will yield you the same tax benefits as tendering your BACs in Paco’s Offer. Prices are not necessarily always lower in a tender offer, however, and BAC holders may in fact obtain a lower price in the secondary markets. Additionally, we can not guarantee there will be sufficient secondary market buyers interested in purchasing your BACs at any price.
Neither the Partnership nor, to the General Partner’s knowledge, Paco has retained a third party to perform an evaluation or an appraisal to determine whether the price offered in Paco’s Offer is fair.
♦ You will pay $150.00 in transfer fees.
Paco’s Offer is not net of transfer fees, which means that a BAC holder who sells BACs to Paco will be required to pay a transfer fee of $150.00. You will not incur any transfer fees if you hold your BACs through the liquidation of the Partnership.
♦ You will continue to receive a K-1 for the next two years.
Paco’s Offer to purchase states that the sale of BACs may eliminate K-1s after 2007. However, the earliest effective date of any transfer will be January 1, 2008, so at a minimum BAC holders will receive a K-1 in 2008 for the 2007 tax year and a K-1 in 2009 for the 2008 tax year.
The General Partner’s recommendation that you not tender your BACs in Paco’s Offer is based on the factors outlined above. You should decide whether or not to tender your BACs based on your individual circumstances. If you decide to sell your BACs, it does not mean that you should tender your BACs in Paco’s Offer. Before doing so, you should speak with your financial advisor and tax advisor and investigate opportunities to sell your BACs on the secondary market.
You should note that Paco’s Offer is what is commonly referred to as a “mini-tender offer”. Mini-tender offers avoid many of the investor protections afforded for larger tender offers, including the filing of disclosure and other tender offer documents with the SEC, and other procedures required by United States securities laws. The SEC has issued an investor alert regarding mini-tender offers. The SEC noted that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory may be found on the SEC’s website at http://www.sec.gov/ investor/pubs/minitend.htm.
This Notice contains forward-looking statements. When used in this Notice, the words “may,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would,” “goal” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the General Partner’s inability to find suitable purchasers for the Partnership’s interests in properties, the inability to agree on an acceptable purchase price or contract terms for any sale of such interests, fluctuations in the market value of the properties, general economic conditions and other factors. These factors may affect both the amount of distributions ultimately made by the Partnership and the timing of such distributions and the liquidation of the Partnership. The General Partner does not intend to update any forward-looking statements to reflect the occurrence of any future events or circumstances; however, information concerning the Partnership will be available in the filings that the Partnership makes with the SEC. These filings may be accessed on the SEC’s web site at http://www.sec.gov.
If you have any questions concerning the General Partner’s recommendation not to tender your BACs in Paco’s Offer, please call our investor services department at 1-800-955-2733, between 9 a.m. and 5 p.m. Eastern Standard Time.
Sincerely,
BOSTON CAPITAL TAX CREDIT FUND III L.P.
By: Boston Capital Associates III L.P.
By: BCA Associates Limited Partnership, its General Partner
By: C&M Management, Inc., its General Partner

By:	/s/ John P. Manning
John P. Manning, President